EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163704 and 333-170505 on Form F-3, Registration Statement No. 333-173132 on Form S-3 and Registration Statement Nos. 333-146839, 333-143358, 333-132520, 333-110704, 333-101775, 333-84152, 333-168054, 333-176877, 333-168055, 333-180180 and 333-183160 on Form S-8 of our reports dated February 27, 2014 relating to the consolidated financial statements of Amarin Corporation plc and subsidiaries and the effectiveness of Amarin Corporation plc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Amarin Corporation plc for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 27, 2014